Exhibit 10.53


                     CONFIDENTIAL EMPLOYMENT SEPARATION AND
                                RELEASE AGREEMENT

         This Confidential Employment Separation and Release Agreement (the "Agreement") is between you, Jennifer MacLeod ("You" or "Your"), and The Great Atlantic & Pacific Tea Company, Inc. ("A&P"), and any of its present or former parents, subsidiaries, affiliates or divisions, and any of its or their predecessors, successors, assigns, agents, employees, officers and/or directors (collectively, the "Company"). This Agreement sets forth our understandings with respect to Your separation from employment, which will be effective March 16, 2010 (Your "Separation Date"). Upon Your Separation Date, all rights, privileges and entitlements as an active employee will cease, subject only to the provisions set forth below.

         1. Payments and other Consideration. In return for Your general release and other agreements set forth herein, A&P agrees to provide You with:

o Salary continuation payments at Your current rate for a total of 52 weeks after the Effective Date of this Agreement, and

o Continuation of company sponsored health insurance coverage (medical, dental, vision, prescription) for a total of 52 weeks or until You are eligible for or secure comparable coverage elsewhere, whichever is shorter, subject to applicable participant contributions and plan terms, options and elections.

         You agree that the foregoing exceeds what You would be entitled to receive by reason of Your employment with and separation from A&P without signing this Agreement.

         Subject to Section 22 of the Employment Agreement entered into between You and A&P on January 25, 2006, as amended on December 16, 2008 and June 16, 2009 (hereinafter the "Employment Agreement"), salary continuation payments pursuant to this Agreement: (1) will commence promptly after the Effective Date of this Agreement, and (2) will occur in installments on the Company's regular pay dates.

         Company sponsored health insurance coverage pursuant to this Agreement:
(1) will be reinstated promptly after the Effective Date of this Agreement retroactive to the date that is one day after your Separation Date and (2) counts towards your total entitlement to continued coverage under COBRA.

         2. Release and Waiver/Covenant Not to Sue. In exchange for the consideration provided in paragraph 1 above, You agree not to litigate against the Company and You waive, release and discharge the Company from any and all claims, obligations, liability and demands ("Claims"). This expressly includes, but is not limited to, Claims arising out of Your employment, Your separation from employment and Your Employment Agreement, and claims that the Company:

o has unlawfully discriminated on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, or any union activities, or has otherwise acted in violation of any local, state or federal law, constitution, ordinance, or regulation, notably including but not limited to such federal, state and local fair employment practices, wage or discrimination laws as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 42 U.S.C. ss. 1981, the Equal Pay Act, the Older Worker Benefit Protection Act, the Americans With Disabilities Act, the Family Medical Leave Act, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act ss.510, the National Labor Relations Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination, the New Jersey Family Leave Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act, the Millville Dallas Airmotive Plant Job Loss Notification Act, the Maryland Economic Stabilization Act (plant closing law), and the Maryland Fair Employment Practices Act,

o has violated its personnel policies, procedures, handbooks, contracts or implied contracts of employment, or any covenants of good faith and fair dealing between You and the Company; and,

o has violated public policy or common law, including but not limited to claims for constructive or wrongful discharge; retaliatory discharge; negligent hiring, retention or supervision; defamation or false light; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to You or any member of Your family; promissory estoppel and any and all other torts or statutory claims, and any and all claims for statutory and non-statutory costs and attorneys fees.

         Excluded from this covenant and release are any Claims which by law cannot be waived (specifically including but not limited to workers' compensation claims); provided, however, while You cannot waive your right to file a charge with or participate in an investigation conducted by certain government agencies, You are waiving and releasing Your claim or right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Your behalf. This covenant and release shall not affect any acts giving rise to claims subsequent to Your execution of this Agreement.

         3. Other Agreements By You. In addition to the agreements made in paragraph 2, by executing this Agreement You are also agreeing that:

         (a) During the salary continuation period, You will be available to the Company as necessary to assist on the transition of your responsibilities and provide information relating to (i) the budget You prepared and submitted for Fiscal Year 2010,
                  (ii) all vendor relationships and contracts in the areas of marketing and advertising, (iii) the current organizational structure in the areas of marketing and advertising, and (iv) the status of all Project Breakthrough items for which You had responsibility;

         (b) You will fully comply with Sections 14 and 15 of Your Employment Agreement;

         (c) You are entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance, and You have not been coerced, threatened, or intimidated into signing this Agreement;

         (d) You understand and acknowledge that the Company is not admitting violating any legal right, duty or entitlement;

         (e) You will not make disparaging remarks about the Company in a manner that will cause damage or loss to the Company's business, and You will testify truthfully and without malice whether or not properly subpoenaed;

         (f) You will keep strictly confidential the terms and conditions of this Agreement;

         (g) During the salary continuation period You will cooperate reasonably with the Company in relation to matters in which You were involved while employed or as to which you have insight or knowledge related to or arising from your employment with the Company;

         (h) You will not disclose privileged and/or proprietary communications, information or documents that You have learned of or received during the course of Your employment related in any way to any pending or anticipated legal proceeding to anyone other than authorized employees of the Company or its attorneys, except pursuant to a valid court order, subpoena or other governmental or judicial direction, and

         (i) During Your employment and Your salary continuation period You have not engaged in and will not engage in (i) any act or acts of dishonesty resulting in personal gain to You at the expense of the Company, or (ii) any acts of malfeasance in connection with Your employment or salary continuation.

         Should You violate any of the foregoing covenants, You will forfeit any remaining consideration from A&P under this Agreement and will reimburse A&P for the gross amount of salary continuation previously paid to You hereunder.

         4. Information Concerning Your Termination of Employment. You agree that Your separation from employment is part of a reduction in force. You are acknowledging by signing this Agreement that You understand that Your eligibility for and receipt of the benefits provided hereby is in consideration for Your release and other consideration, which is set forth in paragraphs 1 through 3 above. By signing this Agreement You are further acknowledging Your receipt of Schedule A, which sets forth the job titles and ages of all individuals selected for the reduction in force, and the ages of all individuals in the same department/job title who are not selected.

         5. Time for Consideration of Agreement and for Revocation. You have 45 days in which to decide whether to enter into this Confidential Employment Separation and Release Agreement, sign it before a notary, and return it to Sheryl Martin, A&P, 2 Paragon Drive, Montvale, NJ 07645. You may sign this Agreement prior to the expiration of the 45-day period. You have seven (7) days after Your execution within which You can change your mind. You may revoke the Agreement during those 7 days by mailing or delivering a letter of revocation to Sheryl Martin, A&P, 2 Paragon Drive, Montvale, NJ 07645. Such a letter must be signed and postmarked, or received, no later than the seventh day after the date on which You signed this Agreement. This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution by You and the Company and the expiration of the seven-day revocation period ("Effective Date").

         6. Consultation With an Attorney. This is an important legal document. You are advised to consult with an attorney before signing it. By signing the Agreement You are acknowledging that (a) You have been provided an opportunity to consult with an attorney or other advisor of Your choice regarding the terms of this Agreement, (b) this is a final offer and You have been given forty-five
(45) days in which to consider whether You want to enter into this Agreement,
(c) You have elected to enter into this Agreement knowingly and voluntarily and
(d) if You do so within fewer than forty-five (45) days from receipt of the final document You have knowingly and voluntarily waived the remaining time. The Company reserves the right reasonably to change or revoke this Agreement prior to Your execution hereof. Any changes to this Agreement, whether material or immaterial, do not restart the running of the 45-day period unless otherwise agreed by the parties.

         7. Non-Waiver/Dispute Resolution. Failure by the Company to enforce any particular provision(s) of this Agreement at any time or in any instance shall not constitute a waiver of said provision.

         In lieu of civil litigation, any unresolved dispute arising out of this Agreement or Claims released hereunder shall be submitted to arbitration as set forth in Section 16 of Your Employment Agreement.

         8. Entire Agreement/Severability. You further covenant not to contest the validity of this release. You also agree that should You nonetheless pursue litigation against the Company involving any matter covered and/or released hereby, excepting only a suit to enforce an arbitrator's award, (i) You waive any claim for a jury trial, (ii) You first will restore to A&P the full value of all consideration You have received and waive any to which You are still entitled hereunder and (iii) You shall be liable for the Company's costs and attorneys' fees incidental to defending such legal action. The foregoing covenant is inapplicable as a covenant not to sue under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA).

         This Agreement sets forth the entire agreement between the parties regarding Your separation from employment and supersedes any other written or oral understandings regarding Your separation. This Agreement shall not be amended or modified except by a writing subscribed by the parties hereto. If any provision of this Agreement is held to be invalid or unenforceable in whole or in part, the invalidity shall not affect other provisions of this Agreement, which shall remain in full force and effect; provided, however, if Paragraph 2 is deemed invalid, in whole or in part, and You commence or pursue any action against the Company that, but for the invalidation of Paragraph 2, would have been barred by this Agreement, You shall first restore to A&P the full value of all consideration You have received and waive any to which You are still entitled hereunder.

         Your acceptance of this Agreement is equally on behalf of and binding upon You and Your family and anyone acting for You or Your family including but not limited to attorneys, agents, representatives, heirs, successors, executors, and assigns.

         If this correctly states our understanding and agreement, retain Schedule A and sign and return (as directed in Paragraph 5 above) one original copy of the Agreement.


THE GREAT ATLANTIC & PACIFIC TEA            Agreed and Accepted:
COMPANY, INC.
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


By: __________________________________               ______________________________
     Christopher W. McGarry                                   JENNIFER MACLEOD
     Senior Vice President, General Counsel

     Dated:  March 16, 2010                          Dated: __________________,2010.


                                                     Sworn to before me this ____ day of
                                                     ____________, 2010.

                                                     -----------------------------
                                                                       Notary Public

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